Exhibit 99.2

SYNAPTICS INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

On June 10, 2014, Synaptics, Inc. (“Synaptics”) announced that it had entered into a stock purchase agreement providing for the acquisition of all of the outstanding shares of common stock and voting interest of Renesas SP Drivers, Inc. (“RSP”) by a wholly-owned subsidiary of Synaptics (the “Acquisition”). The Acquisition was effective as of October 1, 2014 (“Closing Date”).

The following unaudited pro forma condensed combined balance sheet and statement of income are presented to give effect to the acquisition of 100% of the equity interest of RSP, a joint venture of Renesas Electronics Corporation (“REL”), Sharp Corporation, and Powerchip Technology Corp. (“Sellers”) to Synaptics for a total cash consideration of $462.7 million. RSP has a subsidiary in Taiwan (Renesas SP Drivers Taiwan, Inc.), which was wholly owned by RSP as of the Closing Date and was acquired by Synaptics as part of the Acquisition. The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of income are hereafter collectedly referred to as the “Pro Forma Financial Statements.”

The Pro Forma Financial Statements should be read together with the historical financial statements and related notes, as follows:

•	accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

•	audited historical consolidated financial statements of Synaptics as of and for the year ended June 28, 2014, included in Synaptics’ Form 10-K for the fiscal year ended June 28, 2014;

•	audited historical special purpose consolidated financial statements of RSP and subsidiary as of and for the year ended March 31, 2014 and the related notes thereto, included in this Form 8-K/A.

The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition had occurred on June 28, 2014. The unaudited pro forma condensed combined statement of income combines the results of operations of Synaptics and RSP for the twelve months ended June 28, 2014 and June 30, 2014, respectively, as if the Acquisition had occurred on June 30, 2013.

The pro forma information was prepared based on the historical consolidated financial statements of Synaptics and RSP after giving effect to the Acquisition using the acquisition method of accounting, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes based on current intentions and expectations relating to the combined business.

The Pro Forma Financial Statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had Synaptics and RSP been a combined company as of and for the respective periods presented. The Pro Forma Financial Statements do not reflect any operating efficiencies, post-Acquisition synergies and/or cost savings that we may achieve with respect to the combined companies. The adjustments to the Pro Forma Financial Statements are based on what we believe are reasonable under the circumstances. The pro forma adjustments are preliminary and have been made solely for the purpose of providing Pro Forma Financial Statements.

The preliminary allocation of the purchase price used in the Pro Forma Financial Statements is based upon assets acquired and liabilities assumed through the Acquisition. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the purchase price in the Pro Forma Financial Statements. These preliminary estimates and assumptions are subject to change as we finalize the acquisition accounting, including the valuations of the net tangible and intangible assets. The final determination of the value of the assets and liabilities acquired will likely differ from these preliminary estimates and the differences could be material.

The Pro Forma Financial Statements have been compiled from the following sources with the following unaudited adjustments:

•	The financial information of Synaptics has been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and extracted without adjustment from Synaptics’ audited consolidated balance sheet and statement of income as of and for the fiscal year ended June 28, 2014, contained in Synaptics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on August 22, 2014.

•	The financial statements of RSP were originally prepared using the Japanese yen as the reporting currency, and have been translated into U.S. dollars in the Pro Forma Financial Statements using the methodology and the exchange rates noted below. The RSP financial information shown below is presented in accordance with U.S. GAAP.

•	The unaudited financial information of RSP prepared as of June 30, 2014 is translated from Japanese yen (“JPY”) into U.S. dollars using the spot rate as of June 30, 2014. The unaudited financial information of RSP prepared for the twelve months ended June 30, 2014 is translated from Japanese yen into U.S. dollars using the average spot rates for that period. The exchange rates applicable to RSP as of and for the periods presented in the Pro Forma Financial Statements are as follows:

		JPY/USD
June 30, 2014	Period End Spot Rate	$0.0099
Twelve months ended June 30, 2014	Average Spot Rates	$0.0099

Synaptics and RSP have different fiscal year ends. Synaptics’ fiscal year ends on the last Saturday in June and RSP’s fiscal year ends on the last day in March.

SYNAPTICS, INC

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 28, 2014

(in thousands)

	As of June 28, 2014	As of June 30, 2014		Total Adjustments		Combined
	Synaptics	RSP
	(USD)	(JPY)	(USD)	(USD)		(USD)
ASSETS
Current Assets :
Cash and cash equivalents	$447,205	¥12,576,866	$124,032	$(217,032	)(a)(e)(f)(m)(o)	$354,205
Restricted cash	—	7,007,000	69,103	—		69,103
Accounts receivable, net	195,057	11,949,139	117,842	—		312,899
Inventories	82,311	493,654	4,868	1,363	(h)	88,542
Prepaid expenses and other current assets	17,858	509,836	5,028	—		22,886

Total current assets	742,431	32,536,494	320,873	(215,669)		847,635
Property and equipment at cost, net	80,849	458,000	4,517	—		85,366
Goodwill	61,030	—	—	160,344	(d)(o)	221,374
Purchased intangibles	82,111	—	—	289,000	(c)	371,111
Non-current investments	19,785	—	—	—		19,785
Other assets	34,127	300,960	2,961	5,033	(f)	42,121

Total assets	$1,020,333	¥33,295,454	$328,351	$238,708		$1,587,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$97,109	¥6,260,139	$61,737	$—		$158,846
Accrued compensation	30,682	—	—	—		30,682
Income taxes payable	12,538	1,836,826	18,115	—		30,653
Supplier commitment	—	—	—	15,000	(i)	15,000
Deferred tax liability	—	—	—	101,150	(j)	101,150
Contingent consideration	57,388	—	—	—		57,388
Closing working capital holdback liability	—	—	—	47,976	(a)	47,976
Other accrued liabilities	56,691	115,000	1,134	3,750	(b)	61,575
Current portion of long term debt	—	—	—	5,625	(e)	5,625

Total current liabilities	254,408	8,211,964	80,986	173,501		508,895
Long term debt	—	—	—	244,375	(e)	244,375
Indemnification holdback liability	—	—	—	66,252	(a)	66,252
Other liabilities	64,768	95,835	945	—		65,713

Total liabilities	319,176	8,307,799	81,931	484,128		885,235
Stockholders’ Equity:
Common stock	56	5,000,000	49,310	(49,310	)(g)	56
Additional paid-in capital	740,282	—	—	—		740,282
Treasury stock	(530,422)	—	—	—		(530,422)
Accumulated other comprehensive income	8,560	59,350	579	(579	)(g)	8,560
Retained earnings	482,681	19,423,094	191,549	(190,549	)(b)(g)(m)	483,681
Non-controlling Interest	—	505,211	4,982	(4,982	)(g)	—

Total stockholders’ equity	701,157	24,987,655	246,420	245,420		702,157

Total liabilities and stockholders’ equity	$1,020,333	¥33,295,454	$328,351	$238,708		$1,587,392

See notes to unaudited pro forma condensed combined financial statements

SYNAPTICS, INC

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended June 28, 2014

(in thousands, except per share amounts)

	Year Ended	Four Quarters Ended		Total
	June 28, 2014	June 30, 2014		Adjustments		Combined
	Synaptics	RSP
	(USD)	(JPY)	(USD)	(USD)		(USD)
Net revenue	$947,539	¥69,120,969	$684,106	$—		$1,631,645
Cost of revenue	511,459	44,506,000	440,486	77,400	(k)	1,029,345

Gross margin	436,080	24,614,969	243,620	(77,400)		602,300

Operating expenses:
Research and development	192,681	6,860,000	67,895	—		260,576
Selling, general, and administrative	100,005	1,490,000	14,747	29,250	(k)(m)	144,002
Acquired intangibles amortization	1,047	—	—	—		1,047
Change in contingent consideration	69,861	—	—	—		69,861

Total operating expenses	363,594	8,350,000	82,642	29,250		475,486

Operating income	72,486	16,264,969	160,978	(106,650)		126,814
Interest income	1,973	—	—	—		1,973
Interest expense	—	—	—	(5,964	)(l)	(5,964)
Other non-operating income	—	163,000	1,613	—		1,613

Income before provision for income taxes	74,459	16,427,969	162,591	(112,614)		124,436
Provision for income taxes	27,770	6,034,000	59,720	(39,415	)(p)	48,075
Loss attributable to non-controlling interest	—	81,000	802	(802	)(n)	—

Net income	$46,689	¥10,312,969	$102,070	$(72,398)		$76,361

Net income per share:
Basic	$1.34					$2.20

Diluted	$1.26					$2.06

Shares used in computing net income per share:
Basic	34,761					34,761

Diluted	37,105					37,105

See notes to unaudited pro forma condensed combined financial statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF ACQUISITION

The accompanying Pro Forma Financial Statements are based on the historical consolidated financial statements of Synaptics and RSP after giving effect to the Acquisition using the acquisition method of accounting, as well as certain reclassifications and pro forma adjustments.

In accordance with the acquisition method of accounting for business combinations, the assets acquired and the liabilities assumed will be recorded as of the completion of the Acquisition at their respective fair values. The excess purchase consideration over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.

The preliminary aggregate purchase price of the Acquisition was approximately $462.7 million, which includes approximately $114.2 million in holdback liabilities, consisting of closing working capital and indemnification holdback liabilities as reflected on our balance sheet. The initial payment of the purchase price was funded with $103.1 million of existing cash as well as new debt of $250.0 million net of $4.6 million of debt issuance costs directly deducted from the loan proceeds.

We identified and recorded the assets acquired and liabilities assumed at their preliminary estimated fair values at the Closing Date, and allocated the remaining value of approximately $160.3 million to goodwill. The values assigned to certain acquired assets and liabilities are preliminary, are based on information available as of the date of these unaudited pro forma condensed combined financial statements, and may be adjusted as further information becomes available during the measurement period of up to 12 months from the date of the Acquisition. Additional information that relates to facts and circumstances that exist as of the Closing Date may subsequently become available and may result in changes in the values allocated to various assets and liabilities. Changes in the fair values of the assets acquired and liabilities assumed during the measurement period may result in material adjustments to goodwill. The preliminary purchase price allocation was as follows (in thousands):

	Amount	Estimated useful life	Incremental first year amortization
Fair value of net tangible assets acquired	$13,372		$—
Identifiable intangible assets:
In-process research and development	26,000	N/A	—
Developed technology	147,000	4-6 years	29,400
Customer relationships	68,000	1-3 years	34,000
Inventory to be acquired	29,000	1-3 months	29,000
Backlog	19,000	1-3 months	19,000

Total identifiable intangible assets	289,000		111,400

Goodwill	160,344		—

Total acquisition consideration	$462,716		$111,400

Under the acquisition method, acquisition-related transaction costs (e.g. advisory, legal, valuation and other professional fees) are not included as consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These costs are not presented in the unaudited pro forma condensed combined statement of income because they will not have a continuing impact on the combined results.

Intangible Assets

Significant Classes of Intangible Assets Acquired.

In-process research and development relates to RSP’s advanced display driver technologies currently under development which have not yet reached technological feasibility as of the Closing Date. This in-process research and development is expected to be substantially completed during the current fiscal year at which time we will begin amortization over an estimated useful life, which has not been determined.

Developed technology relates to RSP’s display driver technologies that have reached technological feasibility. Developed technology represents a combination of RSP’s processes and patents developed through years of experience in design and development of display driver integrated circuits. Synaptics expects to amortize the fair value of the technologies based on the anticipated time frame in which the economic benefits of the intangible asset are anticipated to be recognized, which is assumed to amortize on a straight line basis.

Customer relationships consist of preexisting relationships that are expected to contribute to future earnings. Customer relationship is neither legal nor contractual, but is separable as an intangible asset. The fair value of these intangible assets is expected to be amortized on a straight-line basis over the period in which the economic benefits are anticipated to be recognized.

Inventory to be acquired consists of an inventory purchase agreement between RSP and REL to purchase inventory from REL at a favorable price based on inventory on hand at REL as of the Closing Date. We analyzed the contractual inventory obligation as part of the Acquisition to estimate the fair value of the inventory purchase obligation. We recorded an intangible asset in the preliminary purchase price allocation table noted above.

Backlog consists of unfulfilled orders as of Closing Date. The value of the backlog is derived from the profit to be generated from fulfilling the orders on backlog.

Valuation.

The accounting standards define the term “fair value” and set forth the valuation requirements for any asset or liability measured at fair value, and specifies a hierarchy of valuation techniques based on the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurements date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, Synaptics may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Synaptics’ intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Goodwill.

Approximately $160.3 million has been preliminarily allocated to goodwill. Goodwill represents the excess of the estimated purchase price over the fair values of the underlying net tangible and intangible assets. Goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Debt

To finance the Acquisition, we entered into a five-year credit agreement that provides for up to $300.0 million in funding, consisting of $150.0 million for each of a revolving loan facility (“Revolving Loan”) and a term loan (“Term Loan”). On the Closing Date, we borrowed $250 million, consisting of $150.0 million on the Term loan and $100 million on the Revolving Loan. The combined borrowing of $250.0 million, net of $4.6 million of debt issuance costs directly deducted from the loan proceeds, was used for part of the Acquisition purchase price. At this time, $50.0 million of Revolving Loan remains undrawn.

The Revolving Loan and Term Loan both bear interest at a rate equal to a LIBOR rate determined by the British Bankers Association plus an applicable margin. The margin is dependent on our quarterly debt to EBITDA ratio calculated on a consolidated basis and ranges from 1% to 2%. The margin for the first two quarters of the five year term defaults to 1.75%. The interest rate at September 30, 2014 was 1.98%. A one-eighth percentage point change in the interest rate would result in an adjustment to pre-tax income of $0.4 million in the first year.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by Synaptics. The accounting policies of RSP under US GAAP were not deemed to be materially different from those adopted by Synaptics.

NOTE 3. PRO FORMA ADJUSTMENTS

The Pro Forma Financial Statements reflect certain adjustments that are necessary to present fairly our unaudited pro forma condensed combined results of operations and our unaudited pro forma condensed combined balance sheet as of and for the periods indicated. The pro forma adjustments give effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the statement of income, expected to have a continuing impact on us, and are based on assumptions that management believes are reasonable given the best information currently available.

The accompanying Pro Forma Financial Statements have been prepared as if the acquisition was completed on June 28, 2014 for balance sheet purposes and on June 30, 2013 for statement of income purposes and reflect the following preliminary pro forma adjustments, based on estimates, and subject to change as more information becomes available and after we complete our final analysis of the fair values of both tangible and intangible assets acquired and liabilities assumed:

(a)	To record the total cash consideration paid in the Acquisition of $348.5 million and holdback liabilities of $114.2 million for closing working capital and indemnification.

(b)	To accrue for non-recurring acquisition-related expenses of $3.8 million.

(c)	To record the fair value of RSP’s identifiable intangible assets acquired.

(d)	To record the goodwill resulting from the acquisition of RSP.

(e)	To record the loans taken to finance the acquisition and the interest expense. The two loans consist of a draw down from a credit facility of $100.0 million and a 5 year term loan of $150.0 million.

(f)	To record total debt issuance costs consisting of fees deducted from the loan proceeds of $4.6 million and legal costs of $0.4 million associated with the respective loan agreements and paid by Synaptics.

(g)	To eliminate RSP stockholder’s equity, including $49.3 million of common stock, $0.6 million of accumulated other comprehensive income, $191.5 million of retained earnings, and $5.0 million of non-controlling interest.

(h)	To adjust acquired inventory to a preliminary estimate of fair value.

(i)	To record the loss on supplier commitment liability related to the Acquisition.

(j)	To record the deferred tax liability related to the Acquisition.

(k)	To record amortization expense of the intangible assets acquired.

(l)	To record interest expense, including debt issuance cost amortization related to the new debt.

(m)	To eliminate Synaptics’ and RSP’s transaction costs of $4.8 million incurred and recorded in the twelve months ending June 28, 2014.

(n)	To eliminate RSP’s $0.8 million of loss of non-controlling interest.

(o)	In connection with the Acquisition, the Sellers transferred intellectual property and a 49% ownership interest in RSP Taiwan to RSP as described in Footnote 9 of the audited special purpose consolidated financial statements. These transfers were completed in September of 2014 for cash payments of $118.3 million by RSP to the Sellers prior to the close of the Acquisition, and had the impact of reducing cash and cash equivalents by $118.3 million, with an offset to goodwill, as of the Closing Date.

(p)	To record the income tax impact of the pro forma adjustments.